Exhibit (b)(i)

CREDIT AGREEMENT

DATED AS OF MAY 8, 2013

AMONG

INLAND AMERICAN REAL ESTATE TRUST, INC.

AS BORROWER

KEYBANK NATIONAL ASSOCIATION

AS ADMINISTRATIVE AGENT

KEYBANC CAPITAL MARKETS

AS JOINT LEAD ARRANGER

AND

JPMORGAN CHASE BANK, N.A.

AS SYNDICATION AGENT

JPMORGAN SECURITIES LLC

AS JOINT LEAD ARRANGER

AND

BANK OF AMERICA, N.A.,

CITIBANK, N.A.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS

AND

THE OTHER LENDERS

FROM TIME TO TIME PARTIES HERETO

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- ii -

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EXHIBITS

EXHIBIT A	COMPLIANCE CERTIFICATE
EXHIBIT B	ASSIGNMENT AGREEMENT
EXHIBIT C	LIST OF INITIAL SUBSIDIARY GUARANTORS
EXHIBIT D	SUBSIDIARY GUARANTY
EXHIBIT E	BORROWER’S COUNSEL OPINION LETTER
EXHIBIT F	BORROWING NOTICE
EXHIBIT G	PRICING SCHEDULE
EXHIBIT H	LIST OF INITIAL UNENCUMBERED PROPERTIES
EXHIBIT I-1	FORM OF REVOLVING NOTE
EXHIBIT I-2	FORM OF TERM NOTE
EXHIBIT J	FORM OF AMENDMENT REGARDING INCREASE
EXHIBIT K	SUBORDINATION AGREEMENT
SCHEDULE 5.6	LITIGATION
SCHEDULE 5.7	SUBSIDIARIES OF BORROWER
SCHEDULE 5.18	ENVIRONMENTAL MATTERS
SCHEDULE 6.13	NON-STANDARD PERMITTED INVESTMENTS

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CREDIT AGREEMENT

This Credit Agreement (the “Agreement”) dated as of May 8, 2013, is among Inland American Real Estate Trust, Inc., a corporation organized under the laws of the State of Maryland (the “Borrower”), KeyBank National Association, a national banking association, JPMorgan Chase Bank, N.A., a national banking association, and the several other banks, financial institutions and entities from time to time parties to this Agreement (collectively, the “Lenders”), KeyBank National Association, not individually, but as “Administrative Agent”, and JP Morgan Chase Bank, N.A., not individually but as “Syndication Agent”.

RECITALS

A. The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing commercial real estate properties.

B. The Borrower has requested that the Administrative Agent, the Syndication Agent and the Lenders enter into this Agreement to provide an unsecured revolving credit facility and an unsecured term loan to Borrower. The Administrative Agent, the Syndication Agent and the Lenders have agreed to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or of the outstanding membership interests in a limited liability company.

“Adjusted EBITDA” means, as of any date, the Consolidated NOI for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported, as adjusted by (i) adding thereto interest income and dividend income on Marketable Securities (but only to the extent dividend income does not constitute more than five percent (5%) of total Adjusted EBITDA), (ii) deducting therefrom any income attributable to Excluded Tenants; (iii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes; (iv) deducting therefrom the applicable FF&E Reserves for hotel properties for such period or the applicable Capital Reserves for all other types of properties for such period; (v) adding thereto, without duplication, the Consolidated Group Pro Rata Share of the aggregate Net Operating Income for such four (4) fiscal quarters from Projects owned by Investment Affiliates at the end of such period, adjusted in the manner set forth in clauses (i) through (iv) of this sentence, and (vi) deducting therefrom the Borrower’s actual general and administrative expenses and asset management fees (unless such has been subordinated to this Facility).

“Adjusted Unencumbered Pool NOI” means Unencumbered Pool Property NOI less the applicable FF&E Reserves for hotel properties or the applicable Capital Reserves for all other property types.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same Interest Period, including Swingline Advances.

“Advisor” means Inland American Business Manager & Advisor, Inc., in its capacity as advisor to the Borrower or any of its successors or assigns in such capacity.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.

“Aggregate Commitment” means, as of any date, the aggregate of the then-current Term Commitments and Revolving Commitments of all the Lenders, which, as of the Agreement Effective Date, equal $75,000,000 and $200,000,000, for a total of $275,000,000, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 hereof.

“Agreement” is defined in the Recitals hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the initial Advance hereunder has been made.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 0.5% per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month Interest Period beginning on such day, plus 1.00% per annum.

“Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Exhibit G used in calculating the interest rate applicable to the various Types of Advances, subject to the conditions set forth in Exhibit G with respect to the effective date of changes in such applicable margins.

“Approved Bank” means any bank, finance company, insurance company or other financial institution (a) which has (i)(x) a minimum net worth of $500,000,000 and/or (y) total assets of $10,000,000,000, and (ii) a minimum long-term debt rating of (x) BBB+ or higher by S&P, and (y) Baa1 or higher by Moody’s, or (b) which is approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Arrangers” means, collectively, Keybanc Capital Markets and J.P. Morgan Securities LLC in their capacities as joint lead arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Vice President and Chief Financial Officer, Vice President, Controller and Chief Accounting Officer or Executive Vice President and General Counsel of Borrower, acting singly.

“Borrower” means Inland American Real Estate Trust, Inc., a corporation organized under the laws of the State of Maryland, and its permitted successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Reserves” means for any period of four (4) consecutive fiscal quarters, an amount equal to $0.20 per square foot for retail, $200 per unit for multi-family, $0.15 per square foot for industrial and triple-net leased Projects (including bank branches), and $0.25 per square foot for office or other improved commercial real estate Projects (excluding hotels).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means 7.50% for retail Projects, 8.00% for office, industrial and bank branch Projects, 7.00% for multi-family Projects and 8.50% for all other property types.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Borrower’s Capital Stock representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; provided however, that Persons acquiring Capital Stock of Borrower from Borrower in connection with an acquisition or other transaction with Borrower, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (i); or (ii) any change in the majority of the Board of Directors or Board of Trustees of Borrower during any twelve (12) month period, excluding any new directors or trustees whose election by such Board or whose nomination for election by the holders of Borrower’s Capital Stock was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved and excluding any change in directors or trustees resulting from (w) the retirement/resignation of any director or trustee as a result of age, illness or compliance with any written policy of Borrower requiring retirement/resignation from the Board upon reaching the retirement age specified in such policy or in connection with Borrower’s majority voting policy, (x) the death or disability of any director or trustee, or (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of Borrower to qualify under applicable law as independent directors or trustees or (z) the replacement of any director or trustee who is an officer or employee of Borrower or an affiliate of Borrower with any other officer or employee of Borrower or an affiliate of Borrower. Notwithstanding anything herein to the contrary, an internalization of the management of the Borrower through a termination of the Business Management Agreement between the Borrower and the Advisor and/or a termination of the Property Management Agreement between the Borrower and Inland American Holdco Management LLC, its existing portfolio property manager, will not constitute a “Change in Control”.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, as of any date for each Lender, the sum of such Lender’s then-current Revolving Commitment and such Lender’s then-current Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional or balloon payments) plus (c) a percentage of scheduled principal payments by any Investment Affiliate on Indebtedness of such Investment Affiliate taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional or balloon payments), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total economic ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the total then-current value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to that portion of Consolidated Outstanding Indebtedness during such period incurred by members of the Consolidated Group plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of each Investment Affiliate, for such period attributable to Indebtedness of such Investment Affiliate, whether recourse or non-recourse, provided that Consolidated Interest Expense shall exclude (i) interest expense on construction loans during such period to the extent such interest expense was paid from an interest reserve established under such construction loan, (ii) non-cash components of interest expense (including but not limited to, the amortization of financing costs and debt premiums), (iii) nonrecurring prepayment premiums or penalties and (iv) the interest component of any Capitalized Lease Obligations.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.

“Consolidated NOI” means, as of any date, without duplication, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results of Borrower has been reported from all Projects owned by the Consolidated Group at the end of such fiscal quarter.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate outstanding on such date other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 10.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender‘s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.11 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Development Projects” means, as of any date, all Projects then under development and all land scheduled to commence development within twelve (12) months, provided that a Project shall no longer be included in Development Projects (and therefore shall be valued based on its Net Operating Income) upon the earlier of (i) the expiration of the third full fiscal quarter after substantial completion (which shall mean the receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (ii) the last day of the first full fiscal quarter in which the Consolidated NOI attributable to such Project divided by the applicable Capitalization Rate exceeds the book value in accordance with GAAP of such Project at the time it was placed into service.

“Dividend Payout Ratio” means, for any given period of time for any Person, the ratio of (a) an amount equal to (i) 100% of all dividends or other distributions, direct or indirect, on account of any equity interest of such Person (except for special cash dividends or distributions payable solely in additional equity interests of the same class) during such period, less (ii) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, to (b) Funds From Operations of such Person for such period.

“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any equity interest of any Person which any holder(s) of such equity interest directs to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional equity interests in such Person or its subsidiaries.

“Eligible Ground Lease” means an unsubordinated ground lease as to which no default has occurred and is continuing beyond the expiration of any applicable grace or cure period containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date the applicable Project was added to the Unencumbered Pool; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so and (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease.

“Eligible Unencumbered Property” means any stabilized commercial property located in the United States which, as of any date of determination, (a) is wholly owned by the Borrower or a Wholly-Owned Subsidiary, in fee simple or pursuant to an Eligible Ground Lease, (b) is a retail project, bank branch project, mixed use project, hotel property, multi-family project, industrial asset or office project, (c) is not subject to any Liens securing Indebtedness or any other Liens (other than Permitted Liens) or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any such Wholly-Owned Subsidiary), (d) is not subject to any agreement which prohibits or limits the ability of the Borrower or any such Wholly-Owned Subsidiary to create, incur, assume or suffer to exist any Lien thereon or upon the Capital Stock of any such Wholly-Owned Subsidiary, (e) is not subject to any agreement which entitles any Person to the benefit of any Lien (other than Liens in favor of Lenders and other Permitted Liens) thereon or upon the Capital Stock of any such Wholly-Owned Subsidiary or would entitle any Person to the benefit of any Lien thereon or on such Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), (f) is not the subject of any material environmental, title or structural issue, as evidenced by a certification of the Borrower,

(g) is branded by a nationally-recognized hotel chain (if applicable) and (h) has had Administrative Agent approval of all associated management and franchise agreements, if a hotel Project. No such commercial property owned by a Wholly-Owned Subsidiary shall be deemed to be an Eligible Unencumbered Property unless (i) all Capital Stock of each entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower is not subject to any of the matters described in clauses (c), (d) or (e) of the preceding sentence, (ii) no bankruptcy or insolvency has occurred and is continuing with respect to such Wholly-Owned Subsidiary or any entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower, (iii) such Wholly-Owned Subsidiary has no Indebtedness (other than in favor of the Lenders) and (iv) no such entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower has Indebtedness other than Secured Indebtedness or Guarantee Obligations relating solely to Secured Indebtedness of such entity’s other direct or indirect Subsidiaries.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any

Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Excluded Subsidiary” means, a Subsidiary which (A) owns Projects subject to Indebtedness and the terms of the loan documents for such Indebtedness preclude such Subsidiary from entering into the Subsidiary Guaranty, or (B) is an entity which owns only direct or indirect interests in Projects that are not Unencumbered Properties and that, in the aggregate, constitute less than 5% of Total Asset Value.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender and any United States federal withholding taxes imposed pursuant to FATCA.

“Excluded Tenants” means, as of any date, any tenant leasing more than 25,000 square feet of gross leasable area at one of the Projects that is subject to a voluntary or involuntary petition for relief under any federal or state bankruptcy codes or insolvency law unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P or Baa3 or above by Moody’s.

“Executive Order” has the meaning assigned to it in the definition of Sanctions Laws and Regulations.

“Facility” is defined in Section 2.1.

“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $20,000,000.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.5.

“FF&E Reserve” means, for any period of four (4) consecutive fiscal quarters for any hotel property, an amount equal to four percent (4%) of total revenue of such hotel property for such period.

“Final Termination Date” means May 7, 2017.

“Fitch” means Fitch Ratings and its successors.

“Fixed Charge Coverage Ratio” means, (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results have been reported, plus (B) all Preferred Dividends, if any, payable with respect to such four (4) fiscal quarters.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Funds From Operations” means, for a given period, an amount equal to the net income (or loss) of Borrower for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of assets, impairment and other non-cash charges, plus acquisition fees, prepayment or defeasance costs and real estate depreciation and amortization, and after adjustments for unconsolidated affiliates.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (exclusive of contractual indemnities and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified) (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Guarantee Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Guarantee Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person, the amount of the guaranty shall be deemed to be 100% thereof except in circumstances where such other Person has pledged cash or Cash Equivalents to secure all or any part of such other Person’s guaranteed obligations, in which case the amount of such guaranty shall be reduced by the amount of such cash or Cash Equivalents, and (ii) in the case of a guaranty by a Person (whether or not joint and several) of an obligation which also constitutes Indebtedness of such Person, the amount of such guaranty shall be deemed to be only the guaranteed amount in excess of such Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, Guarantee Obligations shall be deemed not to include guarantees of unused commitments or of the repayment of construction loans to the extent that the proceeds thereunder have not yet been drawn. All matters constituting “Guarantee Obligations” shall be calculated without duplication.

“Indebtedness” means, of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person (excluding in any calculation of Indebtedness of the Consolidated Group, any Indebtedness of one member of the Consolidated Group owing to another member of the Consolidated Group, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities and accounts payable incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP (excluding premiums or discounts on debt), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person, contingent or otherwise, in respect of bankers’ acceptances, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit, (h) Swap Termination Value, to the extent the obligations under the associated Swap Contract constitutes indebtedness for purposes of GAAP, and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. Notwithstanding the foregoing, Indebtedness shall not include prepaid rents or security deposits, tax liabilities not yet payable, or dividends or distributions declared but not yet paid.

“Interest Period” means with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months (or such shorter period as the Borrower may request, provided such shorter period is available to all Lenders) commencing on a Business Day, as selected by Borrower; provided, however, that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group, but excluding in all events the following entities: Brixmor, Concord, Wakefield (Wakefield being no longer owned by the Consolidated Group as of the Agreement Effective Date) and Oak Property & Casualty, LLC.

“Investment Grade Rating” means a rating of BBB- or better from S&P or Fitch and Baa3 from Moody’s.

“Issuance Date” is defined in Section 2A.4(a)(2).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. KeyBank shall be the sole Issuing Bank.

“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to the Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Ratio” means the percentage obtained by dividing Consolidated Outstanding Indebtedness by Total Asset Value.

“LIBOR Applicable Margin” means, as of any date, the Applicable Margin used to determine the LIBOR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“LIBOR Base Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate (rounded upwards to the nearest one one-hundredth of one percent (0.01%)) for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Administrative Agent’s relevant LIBOR Rate Loan and having a maturity equal to such Interest Period.

“LIBOR Rate” means, for any Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the LIBOR Applicable Margin in effect from time to time during such Interest Period, changing when and as the LIBOR Applicable Margin changes.

“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means the Agreement, the Notes, the Subsidiary Guaranty, the Subordination Agreement and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Management Fees” means, (i) with respect to each non-hotel Project for any period, an amount equal to the greater of (a) actual management fees payable with respect thereto and (b) three percent (3%) (or in the case of triple net leased Projects, two percent (2.0%)) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project or (ii) with respect to each hotel Project for any period, an amount equal to greater of three percent (3%) or the actual base management fees payable with respect thereto.

“Marketable Securities” means investments in Capital Stock or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents. The value of any such assets, for purposes hereof and as of any date, shall be the market value of such Marketable Securities.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or business of the Borrower and the Consolidated Group taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents in all material respects, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Note Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “Mortgage Note Receivable” in its most recent compliance certificate.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that such term shall not include any covenant, condition or restriction contained in any ground lease from a Governmental Authority (provided that the foregoing limitation shall not in any way waive or modify any of the conditions for qualification of a ground lease as an “Eligible Ground Lease” under the definition of such term).

“Net Operating Income” means, (i) with respect any non-hotel Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period; minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of ground rent, real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense or other debt service charges, any amortization related to above and below market leases, any straight-lining of rents under GAAP, impairment charges and any non-cash charges such as depreciation or amortization of financing costs and (ii) with respect to any hotel Project for any period, an amount equal to the “Total Revenue” (as defined under Uniform System of Accounts for the Lodging Industry then in effect) of such hotel Project for such period, minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such hotel Project for such period, including without limitation, Management Fees and amounts accrued for the payment of ground rent, real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness for which the liability of such Person (except for liability for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate, including, without limitation, provisions converting such Indebtedness to recourse in connection with certain bankruptcy filings, transfer violations or other defaults (any such liability being referred to as “Non-Recourse Carveouts”)) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.

“Non-Core Properties” means properties that are not office, hospitality, retail, bank branches, multi-family, mixed-use or industrial Projects.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” means either a Revolving Note or a Term Note.

“Notice of Assignment” is defined in Section 12.3(b).

“Obligations” means the Advances, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, provided, however, that the definition of ‘Obligations’ shall not create any guarantee by any Subsidiary Guarantor of any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“One Day LIBOR Rate” means, with respect to Swingline Advances only, for any day, the sum of (A) an interpolated rate, as determined by the Swingline Lender in its sole discretion for such day, equal to the LIBOR Base Rate that would apply to an Interest Period of one day plus (B) the LIBOR Applicable Margin.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.

“Outstanding Revolving Amount” means, at any time the sum of all then-outstanding Swingline Advances, Revolving Advances and Facility Letter of Credit Obligations.

“Participants” is defined in Section 12.2.1.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means, as of any date for each Lender, the percentage of the Aggregate Commitment which is represented by such Lender’s combined Revolving Commitment, unfunded Term Commitment and outstanding Term Loans or if the Revolving Commitments have been terminated and the Term Commitments have been fully funded, the percentage of the total Outstanding Facility Amount which is represented by such Lender’s combined outstanding Revolving Loans and outstanding Term Loans, outstanding participations in Facility Letter of Credit Obligations and obligations with respect to outstanding Swingline Advances.

“Permitted Investments” are defined in Section 6.19.

“Permitted Liens” means (a) Liens for taxes, assessments or governmental charges or levies on a Project if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in a Project during the pending of such proceeding; (c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; (e) the rights of tenants under leases or subleases at a Project not interfering with the ordinary conduct of business of the owner of such Project; (f) Liens securing judgments that do not otherwise give rise to a Default or Unmatured Default; (g) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (h) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount), provided that (l) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ll) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (lll) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to a Default or Unmatured Default.

“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a hotel property, retail property, bank branch, multi-family property, mixed-use property, industrial asset, office property or another commercial property allowable under the Permitted Investments definition.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as such an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group for borrowed money with respect to which the liability of the obligor for payment is not limited to the obligor’s interest in specified assets securing such Indebtedness (either contractually or by virtue of the fact that such obligor owns no material assets other than those securing such Indebtedness), provided, however, that the existence of personal recourse of such obligor or others for any such Indebtedness on account of Non-Recourse Carveouts shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed then the portion of such Indebtedness that is not so guaranteed shall still not constitute Recourse Indebtedness if it otherwise satisfies the requirements in this definition, (b) if the liability of a guarantor under any such guaranty is itself limited solely to specific assets of such guarantor then such Indebtedness shall only constitute Recourse Indebtedness by virtue of such guaranty to the extent of then-current value of such specified assets of such guarantor and (c) if such obligor is acting as a guarantor of Indebtedness for purposes of minimizing taxes on the creation of the deed of trust or mortgage securing such Indebtedness and such obligor’s liability does not exceed the value of the assets securing such Indebtedness then such obligor’s guarantee obligations shall not constitute Recourse Indebtedness.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances, provided that, (i) the Commitment and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time, (ii) the determination of Required Lenders for purposes of approving any portion of any proposed amendment to or waiver of any provision of the Agreement that affects the rights and obligations of the Lenders holding Term Commitments in a manner different from the corresponding amendment to or waiver of the rights and obligations of the Lenders holding the Revolving Commitments, approval shall only be deemed to be given if Lenders holding the applicable required percentage of just the aggregate Term Commitments or Term Advances, as applicable, have approved such action, (iii) the determination of Required Lenders for purposes of approving any portion of any proposed amendment to or waiver of any provision of the Agreement that affects the rights and obligations of the Lenders holding Revolving Commitments in a manner different from the corresponding amendment to or waiver of the rights and obligations of the Lenders holding the Term Commitments, approval shall only be deemed to be given if Lenders holding the applicable required percentage of just the aggregate Revolving Commitments or Revolving Advances, as applicable, have approved such action, and (iv) at all times that there are two or more Lenders holding Revolving Commitments or Revolving Advances or holding Term Commitments or Term Advances, as applicable, the action of at least two of such Lenders holding the same type of Commitments or Advances will be required to constitute Required Lenders for purposes of approving actions that affect such type of Commitments or Advances.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Revolver Termination Date” means May 7, 2016, as such date may be extended pursuant to Section 2.21 hereof.

“Revolving Advance” means any Advance comprised solely of Revolving Loans.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans on the terms and conditions set forth herein not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Loan” means any Loan made pursuant to a Lender’s Revolving Commitment.

“Revolving Note” means a promissory note, in substantially the form of Exhibit I-1 hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its Revolving Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Revolving Percentage” means, as of any date for each Lender, the percentage of the aggregate Revolving Commitments of all Lenders which is represented by such Lender’s Revolving Commitment.

“Sacramento Project” means the Project known as The Railyards, located in the City of Sacramento, County of Sacramento, State of California which originally consisted of approximately 205 acres.

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.

“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that, with respect to the Borrower, “Subsidiary” shall include all Persons which are required to be consolidated with the Borrower in accordance with GAAP. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.21.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by those Subsidiaries of the Borrower which are required to be Subsidiary Guarantors as of the Agreement Effective Date, substantially in the form of Exhibit D attached to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.21, including any joinders executed by additional Subsidiaries required to become Subsidiary Guarantors from time to time hereunder.

“Substantial Portion” means, with respect to any Property of the Borrower or its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding in the aggregate at any time ten percent (10%) of the then-current aggregate Revolving Commitment.

“Swingline Lender” shall mean KeyBank, in its capacity as a Lender.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as syndication agent hereunder and not in its capacity as a Lender.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Advance” means any Advance comprised solely of Term Loans.

“Term Commitment” means, for each Lender, the obligation of such Lender to make Term Loans on the terms and conditions set forth herein not exceeding the applicable amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

“Term Loan” means any Loan made pursuant to a Lender’s Term Commitment.

“Term Note” means a promissory note in substantially the form of Exhibit I-2 hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its Term Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Term Percentage” means, as of any date for each Lender, the percentage of the aggregate Term Commitments of all Lenders which is represented by such Lender’s Term Commitment.

“Total Asset Value” means, as of any date of determination, (i) the Consolidated NOI attributable to Projects then owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not so owned for the prior four fiscal quarters for which Consolidated NOI is calculated) divided by the Capitalization Rate for each property type applied to the portion of such Consolidated NOI attributable to such property type, plus (ii) 100% of the sum of (x) the price paid for any Projects then owned by the Borrower or a member of the Consolidated Group and first acquired by the Borrower or a member of the Consolidated Group on or after the first day of the most recent four prior fiscal quarters of the Borrower for which financial results have been reported and (y) the cost of capital expenditures actually incurred in connection with such Projects, plus (iii) cash, Cash Equivalents (including cash or Cash Equivalents held in restricted Section 1031 accounts under the sole control of any member of the Consolidated Group) and Marketable Securities owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported, plus (iv) Unimproved Land, Development Projects, Mortgage Note Receivables and the Consolidated Group’s preferred equity investment in Brixmor Residual Holding, LLC to the extent owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported (with each such asset valued at undepreciated GAAP book value, after taking into account any impairments), plus (v) the applicable Consolidated Group Pro Rata Share of (A) Net Operating Income for the most recent four fiscal quarters of the Borrower for which financial results have been reported attributable to any Projects then owned by an Investment Affiliate (excluding Net Operating Income attributable to Projects not so owned for such entire prior four fiscal quarters) divided by (B) the applicable Capitalization Rate, plus (vi) the Consolidated Group Pro Rata Share of the price paid for any Projects then owned by an Investment Affiliate and first acquired by an Investment Affiliate on or after the first day of such period of four prior fiscal quarters plus (vii) the Consolidated Group Pro Rata Share of cash, Cash Equivalents and Marketable Securities owned by Investment Affiliates as of the end of such most recent fiscal quarter plus (viii) the applicable Consolidated Group Pro Rata Shares of Unimproved Land, Development Projects and Mortgage Note Receivables owned by Investment Affiliates as of the end of such most recent fiscal quarter (with each such asset valued at undepreciated GAAP book value, after taking into account any impairments).

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as either a Floating Rate Advance or LIBOR Rate Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unencumbered Pool” means the Unencumbered Properties.

“Unencumbered Pool Debt Service” means, as of any date of determination, the annual debt service that would result from amortizing the then-current outstanding principal balance of Unsecured Indebtedness in equal monthly payments over 30-years utilizing an interest rate equal to the greater of (i) the then-current annual yield on obligations of the United States Treasury having the closest maturity date to the tenth (10th) anniversary of such date of determination plus 2.50% per annum or (ii) 7.00% per annum.

“Unencumbered Pool Debt Service Coverage” means Adjusted Unencumbered Pool NOI divided by the then Unencumbered Pool Debt Service.

“Unencumbered Pool Leverage Limit” means, as of any date, the sum of (A) 55% of the portion of Unencumbered Pool Value attributable to hotel properties and (B) 60% of the portion of Unencumbered Pool Value attributable to all other property types, in each case using the Unencumbered Pool Value determined as of the last day of the most recent fiscal quarter of Borrower for which financial results have been reported, as adjusted to reflect any Unencumbered Properties added to or released from the Unencumbered Pool from such last day though the date such Advance is made or Facility Letter of Credit is issued.

“Unencumbered Pool Property NOI” means, as of any date of determination, the sum of (a) the aggregate Net Operating Income for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported attributable to Unencumbered Properties owned by the Borrower or a Subsidiary Guarantor for the entirety of such period, as adjusted by deducting therefrom any income attributable to Excluded Tenants plus, (b) in the case of any Unencumbered Property that was owned by the Borrower or a Subsidiary Guarantor as of the last day of such most recent period of four (4) fiscal quarters, but not so owned for the full period, the amount of Net Operating Income that would have been earned if such Unencumbered Property had been so owned for such period of four (4) full fiscal quarters, as established by Borrower and reasonably approved by the Administrative Agent on behalf of the Lenders, plus (c) in the case of any Unencumbered Property owned by the Borrower or a Subsidiary Guarantor as of such date of determination, but not so owned as of the last day of such most recent period of four (4) fiscal quarters, the amount of Net Operating Income that would have been earned if such Unencumbered Property had been so owned for such period of four (4) full fiscal quarters, as established by Borrower and reasonably approved by the Administrative Agent on behalf of the Lenders.

“Unencumbered Pool Value” means, as of any date of determination, (a) the aggregate Adjusted Unencumbered Pool NOI attributable to Unencumbered Properties included in the Unencumbered Pool as of such determination date and also owned for the entirety of the most recent four (4) consecutive fiscal quarters for which financial results of Borrower have been reported divided by the Capitalization Rate applicable to each property type applied to the portion of such Adjusted Unencumbered Pool NOI attributable to such property type, plus (b) the aggregate acquisition cost of all Unencumbered Properties included in the Unencumbered Pool as of such determination date but not so owned for such period of four (4) consecutive entire fiscal quarters. For purposes of this definition, to the extent that the aggregate amount included in Unencumbered Pool Value on account of any of the following categories: a) a single Project; b) Projects leased to any single tenant; c) Projects leased to a single tenant with a remaining lease term of less than five (5) years; or d) properties subject to a ground lease; would exceed twenty percent (20%) of Unencumbered Pool Value, the amount in excess of twenty percent (20%) of Unencumbered Pool Value attributable to such category shall be disregarded in the calculation of Unencumbered Pool Value.

“Unencumbered Property” or “Unencumbered Properties” means any Eligible Unencumbered Property, provided that the owner of such Property and, if such Property is a hotel Property, the master lessee thereof, has become a Subsidiary Guarantor (if not already a Subsidiary Guarantor) and the Administrative Agent has received a copy of the Subsidiary Guaranty, or a joinder therein in the form attached as Exhibit A thereto, executed by such owner and, if applicable, such master lessee.

“Unencumbered Property Due Diligence” means such information regarding a proposed Unencumbered Property as the Administrative Agent may reasonably request to confirm that it meets the requirements of an Eligible Unencumbered Property, including, but not limited to, if applicable; rent roll, operating statements, leases, management agreements and franchise agreements.

“Unimproved Land” means as of any date, land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the twelve (12) months after such date.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unscheduled Mandatory Payments” is defined in Section 2.7(b).

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations. Notwithstanding the foregoing, Unsecured Indebtedness shall include Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.

“Unused Fee” is defined in Section 2.5.

“Unused Fee Percentage” means, with respect to any day during a calendar quarter, (A) thirty-five one hundredths of one percent (0.35%) per annum if the Outstanding Revolving Amount on such day is less than 50% of the aggregate Revolving Commitments in effect on such day or (B) twenty-five one hundredths of one percent (0.25%) per annum if the Outstanding Revolving Amount on such day is equal to or greater than 50% of the aggregate Revolving Commitments in effect on such day.

“Wholly-Owned Subsidiary” of a Person means, as of any date, any Subsidiary of such Person 100% of the equity securities or other equity ownership interests of which (other than in the case of a corporation, directors’ qualifying shares, or, in the case of any entity qualifying or desiring to qualify as a real estate investment trust, so-called “accommodation” shareholders) are at such time directly or indirectly owned by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1. Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree to make Advances through the Administrative Agent to Borrower from time to time prior to the Revolver Termination Date, and to support the issuance of Facility Letters of Credit under Article 2A of this Agreement, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:

(i) cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or

(ii) cause the sum of (A) the then-current Outstanding Revolving Amount and (B) the then-current outstanding Swingline Advances to exceed the then-current aggregate Revolving Commitments; or

(iii) cause the aggregate amount of Term Advances to exceed the aggregate Term Commitments; or

(iv) cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or

(v) cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit; or

(vi) cause the Outstanding Facility Amount to exceed the Unencumbered Pool Leverage Limit or

(vii) cause the Unencumbered Pool Debt Service Coverage, calculated using the Unencumbered Pool Value determined as of the last day of the most recent fiscal quarter of Borrower for which financial results have been reported, as adjusted to reflect any Unencumbered Properties added to or released from the Unencumbered Pool during the period between such last day and the date such Advance is made or Facility Letter of Credit is issued, to be less than 1.50 to 1.00.

The Advances may be Swingline Advances, ratable Floating Rate Advances or ratable LIBOR Rate Advances. This facility (“Facility”) is both a term loan and a revolving credit facility. There will be a single Term Advance made on the Agreement Effective Date when all conditions precedent thereto have been satisfied or waived. Such initial Term Advance shall fully satisfy the Lenders’ obligations under their Term Commitments as of the Agreement Effective Date and once repaid or prepaid the Term Loans may not be reborrowed. Each Lender shall fund its applicable Revolving Percentage of each Revolving Advance (other than a Swingline Advance) and no Lender will be required to fund any amounts which, when aggregated with such Lender’s Revolving Percentage of all other Revolving Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Revolving Commitment. Subject to the provisions of this Agreement, Borrower may request Revolving Advances hereunder from time to time, repay such Revolving Advances and reborrow Revolving Advances at any time prior to the Revolver Termination Date.

2.2. Ratable and Non Ratable Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably based on each Lender’s Percentage, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. The ratable Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.3. Periodic Principal Payments.

(a) Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (except in the case of Swingline Advances in which case advance notice is not required), prepay the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances, Floating Rate Advances, Swingline Advances or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof and; (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable Interest Period must be accompanied by any amounts payable pursuant to Section 3.4. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4. Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances and then to repay the Term Advances.

(b) Mandatory Prepayments. Mandatory partial principal payments shall be due from time to time if, (i) due to any reduction in the Unencumbered Pool Value or in the Adjusted Unencumbered Pool NOI, whether by an Unencumbered Property failing to continue to satisfy the requirement for qualification as an Eligible Unencumbered Property or by a reduction in the Unencumbered Pool Value or the Adjusted Unencumbered Pool NOI attributable to any Unencumbered Property, the Outstanding Facility Amount shall be in excess of the maximum amount permitted under clauses (e) or (f) of Section 6.17 or (ii) without limiting the effect of any other provision of this Agreement requiring such a principal payment, any of the categories of the Obligations described in clauses (i) - (iii) of Section 2.1 shall be in excess of the maximum amount set forth in the applicable clause. Such principal payments shall be in the amount needed to restore Borrower to compliance with such covenants or such maximum amount. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from results reported in a quarterly financial statement of Borrower and related compliance certificate, ten (10) Business Days after delivery of such quarterly financial statement and compliance certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of any such failure to continue to qualify as an Unencumbered Property or any such reduction in the amount contributed to the Adjusted Unencumbered Pool NOI or Unencumbered Pool Value or of any such excess over the applicable maximum amount.

2.4. Final Principal Payment. Any outstanding Revolving Advances and all other unpaid Obligations with respect to the Revolving Commitments and the Revolving Advances not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on the Revolver Termination Date. Any outstanding Term Advances and all other unpaid Obligations with respect to the Term Commitments and the Term Advances not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on the Final Termination Date.

2.5. Unused Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment an unused revolver fee (the “Unused Fee”) equal to an aggregate amount computed on a daily basis by multiplying (i) the Unused Fee Percentage applicable to such day expressed as a per diem rate, times (ii) the excess of the Revolving Commitments over the Outstanding Revolving Amount on such day. The Unused Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Revolving Commitments in their entirety.

2.6. Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent, Syndication Agent and Arrangers pursuant to the Borrower’s letter agreement with the Administrative Agent, the Syndication Agent and the Arrangers dated as of March 13, 2013 (the “Fee Letter”).

2.7. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $100,000; provided, however, that, subject to Section 2.1, any Floating Rate Advance may be in the amount of the unused aggregate Revolving Commitments.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, (ii) not later than noon Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance and (iii) not later than noon Cleveland time on the same Business Day as the Borrowing Date for each Swingline Advance of:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Type of Advance selected (and in the absence of any selection it shall be assumed that the Borrower has selected a LIBOR Rate Advance), and

(iv) in the case of each LIBOR Rate Advance, the Interest Period applicable thereto (and in the absence of any selection it shall be assumed that the Borrower has selected a Interest Period of one month).

Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, (ii) 2:00 p.m. (Cleveland time), in the case of Swingline Advances or (iii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the account specified by the Borrower in the Borrowing Notice.

No Interest Period may end after the Revolver Termination Date or Final Termination Date, as applicable, and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted as a LIBOR Rate Advance, but with an Interest Period of one month unless the Borrower shall have given the Administrative Agent an irrevocable notice (a “Conversion/Continuation Notice”) requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Notwithstanding the provision for automatic conversion in the foregoing sentence, if the effective date of any such automatic conversion is less than one month prior to the then-current Revolver Termination Date, in the case of Revolving Advances, or one month prior to the Final Termination Date, in the case of Term Advances, such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that, if any conversion of any LIBOR Rate Advance shall be made on any day other than the last day of the Interest Period applicable thereto, the Borrower shall be obligated to pay the amounts, if any, payable pursuant to

Section 3.4. The Borrower shall give the Administrative Agent a Conversion/Continuation Notice regarding each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Cleveland time), at least three (3) Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent located in the continental United States specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.

2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit and indemnity in form and substance reasonably acceptable to the Borrower, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, at maturity, whether by acceleration or otherwise, with respect to interest on the Term Advances at the repayment in full of the Term Advances, and, with respect to interest accrued on the Revolving Advances, upon any termination of the Revolving Commitment in its entirety. Interest, Unused Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15. Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16. Swingline Advances. In addition to the other options available to the Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.8 hereof. All Swingline Advances shall bear interest at the One Day LIBOR Rate. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder. Each Revolving Lender irrevocably agrees to purchase its Revolving Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a Default hereunder provided that Swingline Lender did not have actual knowledge of such Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Revolving Loans plus its Percentage of Facility Letters of Credit exceed its Revolving Commitment. If by noon on the fourth (4th) Business Day after such a Swingline Advance was made, such Swingline Advance has not been repaid or covered by a Borrowing Notice for a Revolving Advance to repay such Swingline Advance, the Swingline Lender will notify the Revolving Lenders of their obligations to purchase their respective Revolving Percentages of such Swingline Advance. Such purchase shall take place on the same Business Day as the date of the request by Swingline Lender so long as such request is made before 1:00 p.m. (Cleveland time) and otherwise on the first Business Day following the date of such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Revolving Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Revolving Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Revolving Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Percentage of a Swingline Advance one of the events described in Section 7.7 or Section 7.8 shall have occurred and such event prevents the consummation of the purchase contemplated by the preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Percentage of such Swingline Advance. From and after the date of each Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Lender fails to so purchase its Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.

2.17. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time; provided that such change does not increase the amounts payable by the Borrower under Article III. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one (1) Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.19. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) shall be owed amounts pursuant to Sections 3.1, 3.2 or 3.5, (b) is not capable or receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (c) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default and (after notice to the Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.4 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or an Approved Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.20. Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.21. Extension of Revolver Termination Date. The Borrower shall have the option to extend the Revolver Termination Date for a period of one (1) additional year to the Final Termination Date, upon satisfaction of the following conditions precedent:

(i) The Borrower shall provide Administrative Agent with written notice (the “Extension Notice”) of the Borrower’s intent to exercise such extension option not more than one hundred eighty (180) and not less than sixty (60) days prior to the initial Revolver Termination Date;

(ii) As of the date of the Borrower’s delivery of notice of its intent to exercise such extension option, and as of the effective date of such extension, no Default or Unmatured Default shall have occurred and be continuing and the Borrower shall so certify in writing; and

(iii) On or before the initial Revolver Termination Date, the Borrower shall pay to Administrative Agent for the benefit of the Revolving Lenders an extension fee (the “Extension Fee”) for the extension so exercised in an amount equal to one fifth of one percent (0.20%) of the then-current Revolving Commitment of each Lender.

Any such extension shall become effective upon receipt of the Extension Notice and the payment of the Extension Fee.

2.22. Termination or Increase in Commitments.

(a) Borrower shall have the right, upon at least three (3) Business Days notice, to terminate or cancel, in whole or in part, the unused portion of the Revolving Commitment in excess of the Outstanding Revolving Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Any partial termination of the Revolving Commitment shall be applied to reduce each Lender’s Revolving Commitment on a pro rata basis. Once terminated or reduced, the Revolving Commitment may not be reinstated or increased thereafter.

(b) Provided Borrower has not exercised any right to terminate or reduce the Revolving Commitment and provided no Default or Unmatured Default has occurred and is then continuing, the Borrower shall also have the right from time to time to increase (a) the aggregate Revolving Commitments from the initial amount of $200,000,000 up to a maximum of $400,000,000 and (b) the aggregate Term Commitments from the initial amount of $75,000,000 up to a maximum of $200,000,000 by either adding new Approved Banks as Lenders to provide new Commitments or obtaining the agreement of one or more existing Lenders to increase their Commitments. Any such increase by existing Lenders shall be at the sole discretion of such Lenders and no Lender shall have any obligation to increase any of its Commitments. The Administrative Agent’s approval of any such new Lenders shall not be unreasonably withheld or delayed. On the effective date of any such increase, the Borrower shall pay to the Administrative Agent, the Syndication Agent and the Arrangers any amounts due to them under the Fee Letter on account of such increase and shall pay to each new lender or then-existing Lender providing such additional Commitment the up-front fee agreed to by the Borrower in its commitment letter with such party. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit J attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. In addition, on or before the effective date of any such increase, the Subsidiary Guarantors shall execute a consent to such increase ratifying and continuing their obligations under the Subsidiary Guaranty. Upon each such increase in the aggregate Commitments, within five (5) Business Days (in the case of any Floating Rate Advance then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any LIBOR Rate Advance then outstanding), as applicable, each Lender’s Revolving Percentage and Term Percentage shall be recalculated to reflect such increase in the Commitments and the outstanding principal balance of the Loans shall be reallocated among the Lenders such that the outstanding principal amount of Revolving Loans of each Lender shall be equal to such Lender’s Revolving Percentage (as recalculated) and the outstanding principal amount of Term Loans of each Lender shall be equal to such Lender’s Term Percentage (as recalculated). The Lenders agree to cooperate in any required sale and purchase of outstanding Term Advances or Revolving Advances, as applicable, to achieve such result. In no event shall the aggregate Commitments exceed $600,000,000 without the approval of all of the Lenders.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on a date thirty (30) days prior to the then current Revolver Termination Date.

2A.2 Types and Amounts. The Issuing Bank shall not have any obligation to:

(i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii) issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the then-applicable Outstanding Revolving Amount would exceed the then-current aggregate Revolving Commitments or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the then-current Revolver Termination Date, provided, further, that a Facility Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolver Termination Date, so long as the Borrower delivers to the Administrative Agent for the benefit of the Lenders no later than the then Revolver Termination Date either (1) cash collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the stated amount of such Letter of Credit, (2) a backup Letter of Credit having terms acceptable to the Administrative Agent and issued by a domestic financial institution having a rating assigned by Moody’s or S&P to its senior unsecured debt of AA/Aa2 or better or (3) other collateral satisfactory to the Administrative Agent.

Upon the expiration, cancellation or termination of a Facility Letter of Credit for which cash, a backup Letter of Credit or other collateral has been provided pursuant to the preceding clause (1), (2) or (3), the Administrative Agent shall promptly return any such backup Letter of Credit to the Borrower or release such collateral if such extension is not exercised or is not exercisable.

2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

(iii) there shall not exist any Default.

2A.4 Procedure for Issuance of Facility Letters of Credit.

(a) Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) and shall (i) immediately provide the Issuing Bank and the Administrative Agent with a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or a telex containing all information required to be contained in such written notice and (ii) promptly provide the Issuing Bank and the Administrative Agent (in no event later than the requested date of issuance) with the written notice required hereunder containing the original signature of an authorized officer; such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:

(i) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(ii) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(iii) the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day), subject to Section 2A.2(iii) above;

(iv) the purpose for which such Facility Letter of Credit is to be issued;

(v) the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(vi) any special language required to be included in the Facility Letter of Credit.

Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).

(b) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(c) The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d) The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5 Reimbursement Obligations; Duties of Issuing Bank.

(a) The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute a Revolving Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate; provided that if a Default regarding the non-payment of any monetary obligations to the Administrative Agent or the Lenders exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in

Section 2A.4, relieve any Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6 Participation.

(a) Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Revolving Lender’s Revolving Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Subsidiary Guaranty and other Loan Documents.

(b) In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.5 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Revolving Lender’s Revolving Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Lender’s payments of its Revolving Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Loan by such Revolving Lender and shall constitute outstanding principal under such Revolving Lender’s Revolving Note. The failure of any Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Revolving Lender’s Revolving Percentage thereof.

(d) Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or any Revolving Lender.

(e) The obligations of a Revolving Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7 Payment of Reimbursement Obligations.

(a) The obligation of the Borrower to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due shall be absolute and unconditional, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) the occurrence of any Default.

(b) In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8 Compensation for Facility Letters of Credit.

(a) The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders (including the Issuing Bank), based upon the Revolving Lenders’ respective Revolving Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the LIBOR Applicable Margin in effect from time to time while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Revolving Termination Date or any other earlier date that the Revolving Advances and Facility Letter of Credit Obligations are due and payable in full. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Revolving Percentages thereof. The Borrower shall not have any liability to any Revolving Lender for the failure of the Administrative Agent to promptly deliver funds to any such Revolving Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b) The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (a) $1,500 or (b) one-eighth of one percent (0.125%) of the face amount of each Facility Letter of Credit payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank’s customary administrative charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

2A.9 Letter of Credit Collateral Account.

The Borrower hereby agrees that it will immediately upon the occurrence of a Default, or prior to the Revolver Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Revolver Termination Date related to any such outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders holding a

Revolving Commitment, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(c) imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Revolving Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Revolving Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending

Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within fifteen (15) days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender, acting in good faith and not on an arbitrary or capricious basis, using any reasonable method, determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3. Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and, if required by such applicable law, rule, regulation or directive, require any LIBOR Rate Loans of the affected Type be converted to Floating Rate Loans; or if any Lender in good faith determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination.

3.4. Funding Indemnification. If any payment of a ratable LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5. Taxes.

(a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses so long as the Administrative Agent or such Lender has promptly paid any such Taxes or Other Taxes) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefore pursuant to Section 3.6. Notwithstanding anything to the contrary in this Section 3.5, the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender against, or reimburse them for, any Excluded Taxes.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to the Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or

W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered included in “Excluded Taxes”.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(g) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the

Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(h) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable thirty (30) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding the foregoing, a Lender shall not have the right to request payment of amounts under Sections 3.1, 3.2 or 3.5 to the extent that such amounts relate to obligations accruing more than one hundred twenty (120) days prior to the date upon which such Lender requests payment from the Borrower, provided however that, if any change in law giving rise to such increased costs is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder, or issue the initial Facility Letter of Credit hereunder, unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent the following:

(a) The duly executed originals of this Agreement (with sufficient originals thereof for each of the Lenders), the Notes payable to each of the Lenders, the Subsidiary Guaranty and any other additional Loan Documents;

(b) (A) Certificates of good standing for each Loan Party from its state of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Effective Date, and (B) foreign qualification certificates for each Loan Party certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Effective Date, for each jurisdiction in which an Unencumbered Property owned by such Loan Party is located;

(c) Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties, certified by an officer of the Borrower or such other Loan Party, as appropriate, together with all amendments thereto;

(d) Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(e) Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;

(f) A written opinion of the Loan Parties’ counsel, addressed to the Lenders in substantially the form of Exhibit E hereto or such other form as the Administrative Agent may reasonably approve;

(g) A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Unmatured Default has occurred and is continuing, and there has been no change in the financial condition or business of the Borrower and the Consolidated Group taken as a whole since the date of the most recent financial statements delivered to the Administrative Agent which would have a Material Adverse Effect (other than the SEC investigation as disclosed in Borrower’s August 10, 2012 10-Q or the derivative actions disclosed in Borrower’s November 9, 2012 10-Q and March 12, 2013 10-K or certain litigation regarding dividend reinvestment program filed April 2013, as disclosed separately by Borrower to Lenders) and that all representations and warranties of the Borrower are true and correct in all material respects as of the Agreement Effective Date;

(h) The most recent financial statements of the Borrower;

(i) UCC financing statement searches with respect to the Borrower and each of the other Loan Parties from the state of its organization and with respect to each owner of an Initial Unencumbered Property from the state in which such Unencumbered Property is located;

(j) Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(k) A pro forma compliance certificate in the form of Exhibit A, utilizing the covenants established herein and executed by the Borrower’s chief financial officer or chief accounting officer;

(l) Evidence that all fees due to each of the Lenders with respect to this Agreement have been paid;

(m) A subordination agreement executed by the Advisor in the form attached hereto as Exhibit K and made a part hereof;

(n) Copies of payoff letters for all existing Indebtedness secured by the Initial Unencumbered Properties or by ownership interests therein, including without limitation certain Secured Indebtedness held by Wells Fargo Bank, National Association as sole lender under seven cross-collateralized loans each secured by a hotel with an aggregate loan amount of $115,113,904, immediately prior to the Agreement Effective Date and confirmation from Chicago Title and Trust Company or another escrow agent satisfactory to the Administrative Agent handling the payoff and release of such Indebtedness that upon the funding of all or a portion of the initial Advance to such escrow agent all mortgages and other instruments securing such existing Indebtedness will be released, and that all such releases shall be either recorded by the escrow agent promptly after funding or provided to the Administrative Agent for recording;

(o) The Unencumbered Property Due Diligence;

(p) The absence of any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or Governmental Authority that is reasonably likely to have a material adverse effect on the Borrower and the Consolidated Group, taken as a whole, or that could have a material adverse effect on any transaction contemplated hereby or on the ability of the Borrower or the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents, other than the SEC investigation as disclosed in Borrower’s August 10, 2012 10-Q or the derivative actions disclosed in Borrower’s November 9, 2012 10-Q and March 12, 2013 10-K or certain litigation regarding dividend reinvestment program filed April 2013, as disclosed separately by Borrower to Lenders; and

(q) Such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a lender upon delivery of its executed signature page to the Administrative Agent without conditions for release or, if a Lender delivers its signature page with conditions for release, notice from that Lender to the Administrative Agent (or its counsel) that such conditions for release have been met.

4.2. Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

(a) Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Unmatured Default; and

(b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date or (ii) for changes in factual circumstances which are permitted by this Agreement.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) (in the case of the initial Borrowing Notice) and (b) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Maryland, with its principal place of business in Oak Brook, Illinois and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of the Borrower’s Subsidiaries are duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower or the other Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or any of Borrower’s Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required as a condition to the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4. Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended and include all material contingent obligations, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5. Taxes. The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6. Litigation. Except as set forth on Schedule 5.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

5.7. Subsidiaries. Schedule 5.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries as of the date hereof. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.

5.8. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Plans.

5.9. Accuracy of Information. No information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10. Regulations of the Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.11. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12. Compliance With Laws. The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. The Loan Parties have not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13. Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.14, to all of the Unencumbered Properties.

5.14. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15. Solvency.

(a) Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Borrower and its Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16. Insurance. The Loan Parties carry, or cause to be carried, insurance on their Projects, including each Unencumbered Property, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(a) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(b) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(c) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(d) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

5.17. REIT Status. Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.18. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 5.18 attached hereto or to the extent that the facts and circumstances giving rise to any the failure of such representations and warranties to be true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i) To the best knowledge of the Borrower, with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(ii) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(iii) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(iv) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(v) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19. Sanctions Laws and Regulations. None of the Borrower or the other Loan Parties or the Advisor, or to the best of Borrower’s knowledge any of their respective directors or officers acting or benefiting in any capacity in connection with this Agreement, or any of their respective Affiliates, is a Designated Person. In addition, Borrower hereby agrees to provide to any Lender with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

5.20. Unencumbered Properties As of the Agreement Effective Date, Exhibit H is a correct and complete list of all Unencumbered Properties. Each of the Unencumbered Properties included by Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a) As soon as available, but in any event not later than forty-five (45) days after the close of each of the first three fiscal quarters of any fiscal year, for the Consolidated Group, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;

(b) Together with the quarterly and annual financial statements required hereunder, the following reports, all certified by an Authorized Officer of the Borrower:

(1) a schedule listing all Projects of the Borrower and its Subsidiaries and summary information for each such Project, including location, square footage (except for hotel properties), occupancy, Net Operating Income and debt, and

(2) a statement of the Adjusted Unencumbered Pool NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter.

(c) As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by the Borrower’s existing certified public accountant or another independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(d) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit A hereto signed by the Borrower’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement as of the last day of the period covered by such quarterly or annual financial statement, including without limitation such information as is reasonably requested by the Administrative Agent to determine compliance as of such date with the covenants contained in Sections 6.12, 6.16 and 6.17 of this Agreement, and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(e) As soon as possible and in any event within ten (10) days after a responsible officer of the Borrower knows thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in an Event of Default under Section 7.10 of this Agreement;

(f) As soon as possible and in any event within ten (10) days after receipt by a responsible officer of the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (i) or (ii) could have a Material Adverse Effect;

(g) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished, including without limitation all form 10-K and 10-Q reports filed with the SEC; and

(h) Such other information (including, without limitation, financial statements for the Borrower, statements detailing the contributions to Consolidated NOI from individual Projects and non-financial information) as the Administrative Agent may from time to time reasonably request.

At the Borrower’s option, the Borrower may deliver information required to be delivered pursuant to this Section 6.1 by posting any such information to an internet website maintained by the Borrower or to the website of the Securities and Exchange Commission (www.sec.gov). Any such information provided in such manner shall only be deemed to have been delivered to the Administrative Agent or a Lender (i) on the date on which the Administrative Agent or such Lender, as applicable, receives notice from the Borrower that such information has been posted and (ii) only if such information is publicly available without charge on such website. If for any reason, the Administrative Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Administrative Agent or such Lender, as applicable, shall not be deemed to have received such information. In addition to any manner permitted by Article XIII, the Borrower may notify the Administrative Agent or a Lender that information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent or such Lender, as applicable. Notwithstanding the foregoing, (i) the Administrative Agent and each Lender is responsible for signing up, and agrees to signup, for e-mail notifications, if any, permitted by the Borrower’s internet website and by submitting the e-mail address to which the Administrative Agent or such Lender, as the case may be, desires to have e-mail notifications delivered to the Administrative Agent or such Lender and the Administrative Agent and each Lender hereby agree that such e-mail notifications to such e-mail addresses will satisfy the notification requirements of this Section 6.1, and (ii) failure of the Administrative Agent or any Lender to signup for such e-mail notifications or to keep such e-mail addresses current shall relieve the Borrower from any obligation to provide e-mail notifications to the Administrative Agent or such Lender in order to for the Borrower to be entitled to deliver information required to be delivered pursuant to this Section 6.1 by posting such information to the Borrower’s internet website.

6.2. Use of Proceeds. The Borrower will use, and will cause each of its Subsidiaries to use, the proceeds of the Advances for its own account for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of its business, including without limitation the repayment of Indebtedness, Property acquisitions, capital expenditures, development, redevelopment, capital reserves and working capital. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, or (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations , or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

6.3. Notice of Default. The Borrower will give notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect promptly after obtaining knowledge thereof.

6.4. Conduct of Business. The Borrower will do, and will cause each Loan Party to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Permitted Investments) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material

Adverse Effect. Neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition of commercial properties, providing mortgage note receivables, engaging in construction activities and any business activities and investments incidental thereto (including investments in Marketable Securities) and certain additional activities permitted within the limitations imposed on such additional activities pursuant to Section 6.19 below.

6.5. Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Projects and the Borrower will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain, preserve, protect and keep in good condition and repair will have a Material Adverse Effect.

6.9. Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent upon reasonable notice and during normal business hours and subject to rights of tenants, by its representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate.

6.10. Maintenance of Status. The Borrower shall at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11. Dividends; Distributions; Redemptions. The Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock, to make distributions with respect thereto from time to time and to honor requests to redeem their Capital Stock, provided, however, that in no event shall the Borrower: (i) pay any such dividends or make any such distributions or honor any redemption requests on any Capital Stock (including without limitation the declaration and payment of Preferred Dividends or the making of distributions to holders of shares in the Borrower), if such dividends and distributions paid and redemption requests honored on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would cause the Dividend Payout Ratio to exceed 95% for such period or (ii) without the consent of the Administrative Agent and the Required Lenders, pay any such dividends or make any such distributions or make any such redemptions if (A) any Default has occurred and is then continuing or (B) any Unmatured Default arising under Section 7.1 or Section 7.2 hereof has occurred and is then continuing, provided however that Borrower and its Subsidiaries shall in all cases be permitted to distribute whatever amount of dividends and distributions is necessary to maintain the Borrower’s tax status as a real estate investment trust, which dividends and distributions may be made in cash or in Capital Stock at the Borrower’s option.

6.12. Maximum Hotel Properties. The Borrower will not permit the aggregate value of the Consolidated Group’s direct or indirect interests in hotel properties (valued consistent with the method of valuation provided for in the definition of Total Asset Value) to exceed seventy percent (70%) of Total Asset Value at any time.

6.13. Plan Assets. The Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of the Borrower or any Subsidiary Guarantor are or will be Plan Assets, (iii) each Plan will be in compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to the Borrower under Revenue Procedure 2008-50 or any similar procedure and except to the extent that such non-compliance would not have a Material Adverse Effect, and (iv) the Borrower will not have any liability under Title IV of ERISA or Section 412 of the Code with respect to any Plan which would have a Material Adverse Effect.

6.14. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for Permitted Liens and Liens on Properties which are not then included in the Unencumbered Pool, but only to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

6.15. Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, but excluding in all events any such transactions, payments or transfers which are either disclosed in filings made by the Borrower with the Securities and Exchange Commission or related to any internalization of the business management services currently provided to the Borrower by the Advisor or any similar transactions.

6.16. Consolidated Net Worth. The Consolidated Group shall maintain, as of the last day of each fiscal quarter based upon Borrower’s compliance certificate required by Section 6.1(d) hereof for such fiscal quarter, a Consolidated Net Worth of not less than $3,000,000,000 plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by the Borrower after the Agreement Effective Date (other than proceeds received before the end the of fiscal quarter immediately following a fiscal quarter in which there was a redemption, retirement or repurchase of ownership or equity interests in Borrower, without duplication, up to the amount paid by Borrower in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that Borrower shall not have increased its Consolidated Net Worth as a result of any such proceeds).

6.17. Indebtedness and Cash Flow Covenants. The Borrower shall not permit:

(a) The Leverage Ratio to be more than (A) sixty-two and one-half percent (62.5%) at any time prior to the date on which Borrower’s financial results for the fiscal quarter ending June 30, 2014 are reported, or (B) sixty percent (60%) at any time on or after such date;

(b) The Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter based upon Borrower’s compliance certificate required by Section 6.1(d) hereof to be less than 1.50 to 1.00;

(c) The aggregate amount of Secured Indebtedness of the Consolidated Group which is also Recourse Indebtedness to be greater than ten percent (10%) of Total Asset Value at any time;

(d) The aggregate amount of Consolidated Outstanding Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed twenty-five percent (25%) of Total Asset Value at any time, unless all of such Indebtedness in excess of such amount is subject to a Swap Contract that effectively converts the interest rate on such excess to a fixed rate;

(e) The Unencumbered Pool Debt Service Coverage to be less than 1.50 to 1.00 at any time, provided that no breach of this Section 6.17(e) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b);

(f) The Outstanding Facility Amount to exceed the Unencumbered Pool Leverage Limit at any time, provided that no breach of this Section 6.17(f) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b); or

(g) The Unencumbered Pool Value to be less than $200,000,0000, or there to be fewer than fifteen (15) Unencumbered Properties, at any time.

6.18. Environmental Matters. Borrower and its Subsidiaries shall:

(i) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the Agreement Effective Date or (ii) at Projects subsequently acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(ii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect, or (iii) the failure to so comply could not reasonably be expected to have a Material Adverse Effect .

(iii) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any indemnified party. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

6.19. Permitted Investments. The Consolidated Group’s activities shall be limited to acquiring Projects, holding the Borrower’s interest in Brixmor, Concord and Oak Property & Casualty, LLC, providing Mortgage Notes Receivable, engaging in construction activities and any business activities and investments incidental thereto (including Investments in Marketable Securities) except that the following additional Investments (“Permitted Investments”) shall also be permitted so long as the aggregate value of the Permitted Investments under each of the following clauses (i) through (v), tested as of the last day of any fiscal quarter based on Borrower’s compliance certificate for such quarter, shall not exceed the individual percentage of Total Asset Value limits stated in such clause and the aggregate value of the Permitted Investments under all such clauses on a combined basis shall not at any time exceed twenty-five percent (25%) of Total Asset Value:

(i) Unimproved Land (other than land included in the definition of Development Projects) — (valued at undepreciated GAAP book value, after taking into account any impairments) — five percent (5%) of Total Asset Value;

(ii) Investments in Investment Affiliates (valued at the portion of Total Asset Value attributable to such entity or its assets as the case may be) — fifteen percent (15%) of Total Asset Value;

(iii) Development Projects (valued at undepreciated GAAP book value, after taking into account any impairments) — twelve and one-half percent (12.5%) of Total Asset Value;

(iv) Mortgage Note Receivables (valued at undepreciated GAAP book value, after taking into account any impairments) — five percent (5%) of Total Asset Value; and

(v) Non-Core Properties, not including properties, or interests in properties included in subsection (i), (iii) or (iv) above (valued at undepreciated GAAP book value, after taking into account any impairments) — five percent (5%) of Total Asset Value.

Notwithstanding anything to the contrary contained herein, the Sacramento Project shall not be subject to, or included in, the calculation of the Permitted Investments limitations.

6.20. Negative Pledges. The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall enter into or be subject to any agreement governing Indebtedness which contains a Negative Pledge other than (i) restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, or on the direct or indirect ownership interests in the owners of such encumbered Projects or (ii) covenants in any Unsecured Indebtedness requiring (A) that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Indebtedness of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Pool (including without limitation clauses (e) and (f) of Section 6.17 above) or (B) that the Consolidated Group not incur Secured Indebtedness which is also Recourse Indebtedness in excess of the maximum percentage of Total Asset Value contained in clause (c) of Section 6.17 above, but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets.

6.21. Subsidiary Guaranty. Borrower shall cause each of its existing Subsidiaries listed on Exhibit C, which includes the owners of each Unencumbered Property and any master lessees of any Unencumbered Property which is a hotel Project, along with all other current subsidiaries of Borrower, excluding only the Excluded Subsidiaries, to execute and deliver to the

Administrative Agent the Subsidiary Guaranty. Borrower shall cause each Subsidiary which is hereafter acquired or formed (other than Excluded Subsidiaries) to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty within five (5) Business Days after the acquisition or formation of such Subsidiary. Borrower covenants and agrees that each Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and in the case of any Subsidiary which is the owner of an Unencumbered Property, shall be in good standing in the state in which such Property is located. If a Subsidiary that was not required to join in the Subsidiary Guaranty because it was an Excluded Subsidiary as of the Agreement Effective Date shall subsequently not be precluded from doing so, then Borrower shall cause such Subsidiary to join in the Subsidiary Guaranty within five (5) Business Days after such Subsidiary ceased to be an Excluded Subsidiary. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and in the case of a Subsidiary which is the owner of an Unencumbered Property, is in good standing in the state in which such Property is located. From time to time Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent, that a Subsidiary Guarantor owning an Unencumbered Property (and, in the case of hotel properties, the Subsidiary Guarantor which master leases such Unencumbered Property) be released from the Subsidiary Guaranty, which release (the “Release”) shall be effected by the Administrative Agent if all of the following conditions are satisfied as of the date of such Release:

(a) Borrower shall have delivered a compliance certificate showing pro forma compliance with the covenants set forth in herein after giving effect to such Release; and

(b) If after giving effect to such Release the resulting reduction in the Unencumbered Pool Value and Unencumbered Pool Property NOI would cause a breach of either Section 6.17(e) or Section 6.17(f), Borrower shall have repaid such Advances, if any, as may be required to reduce the outstanding Advances to the maximum amount of Advances that can be outstanding without creating such a breach of Section 6.17(e) or Section 6.17(f).

In connection with a Release, Borrower shall deliver to the Administrative Agent a certificate from Borrower’s chief executive officer or chief financial officer regarding the matters referred to in the immediately preceding clauses (a) and (b). Notwithstanding the foregoing, the Administrative Agent shall not be obligated to release any such Subsidiary from the Subsidiary Guaranty if (i) such Subsidiary owns any other Unencumbered Properties that are not being so released from such status or (ii) a Default or Unmatured Default has occurred and is then continuing. In addition, effective as of the date on which Borrower receives an Investment Grade Rating or any date thereafter on which Borrower maintains such an Investment Grade Rating, Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent, the release of all Subsidiary Guarantors from the Subsidiary Guaranty other than those which own an Unencumbered Property or, in the case of hotel properties, master lease an Unencumbered Property, which release shall be effected by the Administrative Agent so long as no Default or Unmatured Default shall have occurred and be then continuing.

6.22. Subordination of Advisor Fees. Any fees payable to the Advisor by the Borrower or any other member of the Consolidated Group will be payable no more frequently than quarterly, shall be subordinated to payment of all Obligations then due and payable to the Administrative Agent or the Lenders as provided in the subordination agreement attached as Exhibit K and shall not be paid unless the Borrower is in compliance with all of its obligations under the Loan Documents at the time of such payment and no Unmatured Default or Default then exists hereunder.

6.23. Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not permit any Subsidiary which is an owner or master lessee of an Unencumbered Property (unless such Subsidiary is released or being released as a Subsidiary Guarantor at such time) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it. In addition, the Borrower will not permit the Consolidated Group, in the aggregate, to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) during any period of four (4) consecutive fiscal quarters assets of the Consolidated Group representing an aggregate value of more than twenty-five percent (25%) of the Total Asset Value in effect on the first day of such period. Notwithstanding the foregoing, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing: (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any other member of the Consolidated Group in a transaction in which the surviving entity is a member of the Consolidated Group, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another member of the Consolidated Group and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Nonpayment of any principal payment due hereunder or under any Note when due.

7.2. Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3. The breach of any of the terms or provisions of Sections 6.2, 6.4, 6.10, 6.11, 6.12, 6.13, 6.16, 6.17, 6.19, 6.20, 6.21, 6.22 or 6.23.

7.4. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made, provided that the facts or conditions giving rise to such falsity are not corrected by the Borrower within thirty (30) days after written notice of such falsity from the Administrative Agent.

7.5. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent.

7.6. The default by the Borrower or any other member of the Consolidated Group or any Investment Affiliate beyond any applicable notice and cure period in the payment of any amount due under, or the performance of any term, provision or condition contained in, any agreement with respect to (A) Recourse Indebtedness of the Borrower or of any other member of the Consolidated Group if the aggregate amount of Recourse Indebtedness so in default exceeds $40,000,0000 (provided that if the total underlying Indebtedness so in default exceeds the portion which constitutes Recourse Indebtedness, only the portion that constitutes Recourse Indebtedness shall be taken into account in determining such $40,000,000 threshold), or (B) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group or any Investment Affiliate in excess of five percent (5%) of the Total Asset Value in the aggregate (any such Indebtedness causing the applicable threshold in clause (A) or clause (B) to be exceeded being referred to herein as “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.7. The Borrower or any Subsidiary Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vi) admit in writing its inability to pay its debts generally as they become due.

7.8. A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary Guarantor or for any Substantial Portion of the Property of the Borrower or any Subsidiary Guarantor or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any Subsidiary Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9. The Borrower or any Subsidiary Guarantor shall fail within ninety (90) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Subsidiary Guarantor would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $40,000,000 for all periods.

7.11. Any Change in Control shall occur.

7.12. Failure to complete any direct remediation obligation within the time period permitted by law or governmental order (or within a reasonable time in light of the nature of the problem if no specific time period is so established) with respect to material environmental problems at Projects owned by the Borrower or any of its Subsidiaries whose aggregate book values are in excess of $100,000,000 after all administrative hearings and appeals have been concluded, and if litigation is applicable to such obligation, after a final non-appealable judgment of a court of competent jurisdiction has been entered. Notwithstanding the foregoing, the Sacramento Project shall not be subject to this Section 7.12 and the value thereof shall be excluded in any calculation of the $100,000,000 amount described in this Section 7.12.

7.13. The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.14. Any Governmental Authority shall issue any order or other directive requiring the Borrower to make any payment in excess of $50,000,000 after all administrative hearings and appeals have been concluded, and if litigation is applicable to such obligation, after a final non-appealable judgment of a court of competent jurisdiction has been entered .

7.15 The attempted disavowal, revocation or termination by the Borrower or any Loan Party of any of the Loan Documents.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within thirty (30) days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within ten (10) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:

(a) Extend the Revolver Termination Date (except as provided in Section 2.21) or the Final Termination Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Unused Fee, reduce the Applicable Margins or Unused Fee Percentage or modify the underlying interest rate options (or modify any definition herein used in calculating such options which would have the effect of modifying such options) or extend the time of payment of any such principal, interest or facility fees.

(b) Release any Subsidiary Guarantor from the Subsidiary Guaranty, except as expressly provided for herein;

(c) Reduce the percentage specified in the definition of Required Lenders.

(d) Increase the aggregate Revolving Commitments beyond $400,000,000, or increase the aggregate Term Commitments beyond $200,000,000 provided that no Lender’s Commitment can be increased without the consent of such Lender;

(e) Amend the definitions of Revolving Commitment, Term Commitment, or Percentage;

(f) Permit the Borrower to assign its rights under this Agreement.

(g) Amend Sections 6.21, 8.1, 8.2 , or 11.2.

(h) Waive any Default under Section 7.1.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. [Intentionally Deleted].

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6. Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7. Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable out-of-pocket costs and expenses (including, without limitation, all reasonable fees for consultants and reasonable fees and expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent for any reasonable internal charges and out-of-pocket costs and expenses (including, without limitation, all reasonable fees and expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent, plus, if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders, one additional outside law firm retained to act as special counsel to the Lenders) paid or incurred by the Administrative Agent in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise (a) out of the gross negligence or willful misconduct of the party seeking indemnification therefor or of any Affiliate of such party or (b) from claims of an indemnified party against any Affiliate of such indemnified party. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof and (y) the Administrative Agent and the Lenders shall not assert, and hereby waives, any claim against any of the Borrower and any other Loan Party, or any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease under GAAP as of the Agreement Effective Date and any similar lease entered into after the Agreement Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11. No Advisory or Fiduciary Responsibility. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12. Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13. Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT FOR NORTHERN DISTRICT OF ILLINOIS OR STATE COURT LOCATED IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR

PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.14. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1. Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided for in this Agreement and/or the other Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made by anyone other than the Administrative Agent or one of its Affiliates in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith with respect to anyone other than the Administrative Agent or one of its Affiliates; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor.

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, other than liability, cost or expense that arises from the Administrative Agent’s gross negligence or willful misconduct.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for those amounts which are specifically reimburseable by Borrower under this Agreement and the other Loan Documents, to the extent not so reimbursed by Borrower, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents pursuant to the Administrative Agent’s obligations hereunder which are not specifically reimburseable by Borrower under this Agreement or any other Loan Document, to the extent not actually reimbursed by Borrower, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11. Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility so long as KeyBank continues to be a Lender. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent. If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its affiliates, such removal to be effective on the date specified by such other Lenders. Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent which appointment shall, provided no Default or Unmatured Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates that are Qualified Institutions as a successor Agent) If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000 (a “Qualified Institution”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12. Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

10.13. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or by such earlier date as is conspicuously noted in such request if the Administrative Agent has made a reasonable determination that the Borrower has a legitimate business reason for seeking such consent or approval on an expedited basis) after such written request from the Administrative Agent. If the Lender does not so respond to a request with a ten (10) Business Day response time, that Lender shall be deemed to have approved the request. If the Lender does not so respond to request with less than a ten (10) Business Day response time, that Lender shall be deemed to have denied the request.

10.14. Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that (i) the amount of the Commitment of the Defaulting Lender may not be increased and (ii) the Revolver Termination Date or the Final Termination Date (in each case, as to such Defaulting Lender’s Loans and Commitment only) may not be extended other than as expressly provided under Section 2.21, without its consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by the Borrower or the Guarantors and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

Notwithstanding the foregoing, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article XI shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth (so long as no Default or Unmatured Default exists), to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s (x) potential future funding obligations with respect to Loans under this Agreement and (y) potential future funding obligations to purchase participations in Facility Letter of Credit Obligations, in accordance with Section 2A.6; fifth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

10.15. Additional Agents. The Syndication Agent and the Co-Documentation Agents designated on the cover of the Agreement shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower or any of the Subsidiary Guarantors becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower or such Subsidiary Guarantor, as the case may be, may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided however that any such offset and application shall only be made after such Lender has obtained the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

(1) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such

Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(2) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 8.2 hereof.

(3) Benefit of Setoff. Each Lender shall retain the right of setoff provided in Section 11.1 and shall not be permitted to share such right with any Participant.

12.3. Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any other Lender or to any Affiliate of such Lender or of any other Lender without the prior approval of the Borrower, or to one or more other entities, with the prior approval of the Borrower, which approval of the Borrower (i) shall not be unreasonably withheld or delayed and shall be deemed given if not withheld within five (5) Business Days after written request for such approval from the Administrative Agent and (ii) shall not be required if a Default or Unmatured Default has occurred and is then continuing (such permitted assignees hereinafter referred to as “Purchasers”), all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000 (it being understood and agreed that no Lender may hold an unparticipated interest of less than $5,000,000 unless such Lender’s interest has been reduced to zero). Such assignment shall be substantially in the form of Exhibit B hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an entity that manages a Lender. Such consent shall not be unreasonably withheld or delayed.

(b) Effect; Effective Date. Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit B hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender (other than a transferor Lender transferring to an Affiliate of such Lender unless such Affiliate is a Qualified Institution) shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 12.6.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

12.6. Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or Lender requested to make such disclosure promptly informs the Borrower of such request if lawfully permitted to do so, so that the Borrower may have an opportunity to object and/or seek an appropriate protective order at the Borrower’s sole cost and expense, and provided further that the Borrower agrees that in no event shall any such notification be required in respect of any disclosure to bank regulatory authorities having jurisdiction over any Lender, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, which source is not bound by a contractual or other obligation of confidentiality to any

Person. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII.

NOTICES

13.1. Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile).

13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV.

PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

ARTICLE XV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation

By:	/s/ Jack Potts
Name:	Jack H. Potts
Title:	Treasurer

Inland American Business Manager & Advisor, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: 630-586-6309
Facsimile: 630-954-5655
Attention: Jack Potts, Chief Financial Officer

With a copy to:

DLA Piper LLP (US)
203 North LaSalle Street
Suite 1800
Chicago, IL 60601
Phone: 312-368-4088
Facsimile: 312-251-5735
Attention: James M. Phipps, Esq.

CREDIT AGREEMENT

SIGNATURE PAGE OF INLAND AMERICAN REAL ESTATE TRUST, INC.

TERM COMMITMENT:	KEYBANK NATIONAL ASSOCIATION,
$11,590,909.10	Individually and as Administrative Agent

REVOLVING COMMITMENT:
$30,909,090.90	By:	/s/ Nathan Weyer
	Print Name:	Nathan Weyer
	Title:	Vice President

KeyBank National Association
1200 Abernathy Road NE
Suite 1550
Atlanta, GA 30328
Phone: 770-510-2130
Facsimile: 770-510-2195
Attention: Nathan Weyer

CREDIT AGREEMENT

SIGNATURE PAGE OF KEYBANK NATIONAL ASSOCIATION

TERM COMMITMENT:	JPMORGAN CHASE BANK, N.A.,
$11,590,909.10	Individually and as Syndication Agent

REVOLVING COMMITMENT:
$30,909,090.90	By:	/s/ Carrie Reichert
	Print Name:	Carrie Reichert
	Title:	Authorized Signer

JPMorgan Chase Bank, N.A.
201 North Central Avenue
14th Floor, AZ1-1240
Phoenix, AZ 85004
Phone: 602-221-2204
Facsimile: 602-221-1814
Attention: Sherrie L. Mack

CREDIT AGREEMENT

SIGNATURE PAGE OF JPMORGAN CHASE BANK, N.A.

TERM COMMITMENT:	BANK OF AMERICA, N.A.
$10,363,636.36	Individually and as Co-Documentation Agent

REVOLVING COMMITMENT:
$27,636,363.64	By:	/s/ Trent A. Deguzis
	Print Name:	Trent A. Deguzis
	Title:	Senior Vice President

Bank of America, N.A.
600 Peachtree Street NE
Atlanta, GA 30308-3318
Phone: 404-607-4186
Facsimile: 404-607-4144
Attention: Trent A. Deguzis

CREDIT AGREEMENT

SIGNATURE PAGE OF BANK OF AMERICA, N.A.

TERM COMMITMENT:	CITIBANK, N.A.
$10,363,636.36	Individually and as Co-Documentation Agent

REVOLVING COMMITMENT:
$27,636,363.64	By:	/s/ John C. Rowland
	Print Name:	John C. Rowland
	Title:	Vice President

Citibank, N.A.
580 Crosspoint Parkway
Getzville, NY 14068
Phone: 716-730-6311
Facsimile:
	Attention:	Emily Christiansen

CREDIT AGREEMENT

SIGNATURE PAGE OF CITIBANK, N.A.

TERM COMMITMENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION
$10,363,636.36	Individually and as Co-Documentation Agent

REVOLVING COMMITMENT:
$27,636,363.64	By:	/s/ Winita V. Lau
	Print Name:	Winita V. Lau
	Title:	Vice President

Wells Fargo Bank, N.A.
123 North Wacker Drive, Suite 1900
Chicago IL 60606
Phone: 312-269-4848
Facsimile: 312-782-0969
Attention: Winita V. Lau

CREDIT AGREEMENT

SIGNATURE PAGE OF WELLS FARGO BANK, NATIONAL ASSOCIATION

TERM COMMITMENT:	FIFTH THIRD BANK,
$10,363,636.36	an Ohio banking corporation

REVOLVING COMMITMENT:
$27,636,363.64	By:	/s/ Michael Glandt
	Print Name:	Michael Glandt
	Title:	Vice President

Fifth Third Bank
222 South Riverside Plaza
Suite 30
Chicago, IL 60606
Phone: 312-704-5914
Facsimile: 312-704-7364
Attention: Michael Glandt

CREDIT AGREEMENT

SIGNATURE PAGE OF FIFTH THIRD BANK

TERM COMMITMENT:	PNC BANK NATIONAL ASSOCIATION
$10,363,636.36

REVOLVING COMMITMENT:
$27,636,363.64	By:	/s/ Joel Dalson
	Print Name:	Joel Dalson
	Title:	Vice President

PNC
1 North Franklin
Suite 2150
Chicago, IL 60606
Phone: 312-338-5221
Facsimile: 312-384-4623
Attention: Joel Dalson

CREDIT AGREEMENT

SIGNATURE PAGE OF PNC BANK NATIONAL ASSOCIATION